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                                                                   EXHIBIT 10.54

                            FIFTH AMENDMENT TO LEASE

     THIS FIFTH AMENDMENT TO LEASE (the "AMENDMENT") is entered into this 4th day of October, 2001, between CIN MEADOWS, L.L.C. ("LANDLORD"), and AXS-ONE, INC. (formerly known as COMPUTRON SOFTWARE, INC.) ("TENANT").

                                   BACKGROUND

     A. Landlord and Tenant are parties to a certain Lease dated __________, 1993 (the "ORIGINAL LEASE"), between Landlord's predecessor-in-interest--Enterprise Group Development Corporation ("EGDC")--and Tenant, and a certain First Amendment to Lease dated May 23, 1994 (the "FIRST Amendment"), a certain Second Amendment to Lease dated April 12, 1995 (the "SECOND AMENDMENT"), and a certain Third Amendment to Lease dated May 4, 1995 (the "THIRD AMENDMENT"), all between EGDC and Tenant, and a certain Fourth Amendment to Lease dated November 14, 1997, between Landlord's predecessor-in-interest-HPI--Linque Partners One, L.P. ("HPI-LINQUE")--and Tenant (the Original Lease, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment are hereinafter collectively referred to as the "LEASE"). The Lease covers approximately 48,766 square feet of rentable floor area located on the eleventh (11th) and twelfth (12th) floors (collectively, the "DEMISED PREMISEE") of the building located at 301 Route 17 North, Rutherford, New Jersey (the "BUILDING"), as more particularly described in the Lease. Capitalized terms not expressly defined in this Amendment shall have the meanings ascribed to them in the Lease.

     B. Landlord has acquired the Building and succeeded to the rights and interests of EGDC and HPI-Linque as landlord under the Lease. The Term (as defined in the Lease) has a scheduled Expiration Date (as defined in the Lease) of December 31, 2002.

     C. Landlord and Tenant desire to extend the Term of the Lease, subject to and in accordance with the terms and conditions of the Lease and this Amendment.

                                   AGREEMENT

     In consideration of the foregoing and of the mutual promises contained in this Amendment, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged by Landlord and Tenant, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

     1. The Term of the Lease, as amended by this Amendment, is hereby extended by ten (10) years, so that the Expiration Date shall be December 31, 2012 (the "EXTENDED EXPIRATION DATE").

     2. Effective as of January 1, 2003, Tenant shall pay to Landlord Base Rent (as defined in the Lease) for the Demised Premises, in the following amounts for the following periods:

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        (a) For the period from January 1, 2003, through and including December
31, 2007, Base Rent shall be in the amount of ONE MILLION TWO HUNDRED FIFTY-FIVE THOUSAND SEVEN HUNDRED TWENTY-FOUR and 52/100 DOLLARS ($1,255,724.52), payable in equal monthly installments of ONE HUNDRED FOUR THOUSAND SIX HUNDRED FORTY-THREE and 71/100 DOLLARS ($104,643.71); and

        (b) For the period from January 1, 2008, through and including the Extended Expiration Date, Base Rent shall be in the amount of ONE MILLION FOUR HUNDRED TWO THOUSAND TWENTY-TWO and 52/100 DOLLARS ($1,402,022.52), payable in equal monthly installments of ONE HUNDRED SIXTEEN THOUSAND EIGHT HUNDRED THIRTY-FIVE and 21/100 DOLLARS ($116,835.21).

     3. Notwithstanding anything to the contrary contained in the Lease, Tenant acknowledges that Tenant currently is paying, and shall during the remaining Term of the Lease (as extended by this Amendment) pay for electricity furnished Tenant in the Demised Premises based on metering to Landlord through submeters existing in the Demised Premises on a monthly basis together with Rent, at the tariff applicable to Landlord (with no profit to be realized thereon by Landlord), subject, however, in the case of the Existing Space, to the provisions of those two (2) certain Agreements between Landlord and Tenant dated June 10, 1996 (executed July 9, 1996), relating to retrofitting of electrical fixtures in certain portions of the Existing Space, which Agreements are incorporated herein by reference and shall continue in effect throughout the Term of the Lease, as extended by this Amendment.

     4. Effective as of January 1, 2003, with respect to all periods from and after January 1, 2003, Section 5.03 of the Lease, as previously revised under
Section 10 of the Fourth Amendment, is deleted in its entirety, and said Section 5.03, as it existed prior to the Fourth Amendment, is reinstated.

     5. Effective as of January 1, 2003, (a) for purposes of determining the Tax Increase Amount payable by Tenant for all periods from and after January 1, 2003, (i) the Base Tax Rate (as defined in Section 2.01 of the Lease) shall mean the real estate tax rate in effect for the calendar year 2003, and (ii) the Assessed Valuation (as described in Section 2.08 of the Lease) shall mean the assessed value of the Real Estate for the calendar year 2003, and (b) for purposes of determining the Operating Increase Amount payable by Tenant for all periods from and after January 1, 2003, the first Operating Year (as described in Section 2.06 of the Lease) shall mean the calendar year 2003.

     6. (a) Except as provided in Section 6(b) below, all provisions of the Lease granting Tenant the right to renew the Term of the Lease are hereby deleted in their entirety.

        (b) (i) Tenant, provided the Lease, as amended by this Amendment, shall then be in full force and effect, shall have the option (herein called the "RENEWAL OPTION") to extend the Term for one (1) additional five (5) year period (the "RENEWAL TERM"), which Renewal Term shall commence on the date immediately succeeding the Extended Expiration Date, and end on the

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fifth (5th) anniversary of the Extended Expiration Date (such anniversary being herein called the "RENEWAL EXPIRATION DATE"). The Renewal Option shall be exercisable only by Tenant giving Landlord written notice of such exercise (herein called the "RENEWAL NOTICe"), which notice shall be received by Landlord not later than the date that is twelve (12) months, nor earlier than fifteen
(15) months, prior to the Extended Expiration Date (time being of the essence). Landlord, at its option, may render the Renewal Notice null and void upon notice thereof to Tenant if, at the time that Landlord receives the same, Tenant shall be in default under the Lease, as amended by this Amendment, beyond any applicable notice and/or cure period.

            (ii) If Tenant exercises the Renewal Option in accordance with the terms set forth above, then the Lease shall thereupon be extended for the Renewal Term upon all the same terms, covenants and conditions as are contained in the Lease, as amended by this Amendment, and applicable prior to the Renewal Term, EXCEPT THAT for, and during, the Renewal Term: (1) the Base Rent shall be the Renewal Term Fixed Rent (as hereinafter defined) for the Renewal Term, as determined as hereinafter set forth; (2) the Expiration Date shall be the Renewal Expiration Date; (3) any provisions of this Lease setting forth (i) workletter or other work obligations of Landlord, (ii) work allowances or contributions to be made by Landlord or (iii) Rent credits or concessions or "free rent" periods, shall not apply (except for any rent abatements provided for in Sections 12.01 and 13.03 of the Lease); and (4) the provisions of subparagraph (b)(i) hereinabove above relating to Tenant's right to renew the Term shall not be applicable.

            (iii) (A) As used herein, the term "RENEWAL TERM FIXED RENT" for the Renewal Term shall mean a fixed rent payable at a per annum rate equal to the product of (i) the Renewal Fair Market Fixed Rent for such Renewal Term, MULTIPLIED BY (ii) the number of rentable square feet in the Demised Premises.

                  (B) As used herein, the term "RENEWAL FAIR MARKET FIXED RENT" for the Renewal Term shall mean 95% of the fixed rent, per rentable square foot per annum, that a willing tenant would pay and a willing landlord would accept for a hypothetical renewal of the Demised Premises having a 5-year term (commencing with the commencement of the Renewal Term), determined as of six (6) months prior to the Extended Expiration Date, and providing for fixed annual rent on a level payment basis throughout such term (i.e., no step-ups in fixed rent), based solely on renewals then being and having recently
(i.e., within the past six (6) months) been consummated in the Building and in buildings reasonably comparable to the Building located in the Meadowlands Class A office building rental market, for premises reasonably comparable in size to the Demised Premises, ASSUMING: (i) that the Demised Premises were being demised by such hypothetical renewal in their "as is" condition as of the date that Tenant exercised the Renewal Option; (ii) that the terms of such hypothetical renewal would (x) include a work allowance or contribution to be paid by such willing landlord to such willing tenant in an amount equal to the amount, if any, that Landlord in its Initial Renewal Rent Notice (as hereinafter defined) has indicated it is willing to provide to Tenant (but Landlord shall not be obligated to offer to provide any such work allowance or contribution), (y) include a free rent period during which such willing tenant would not pay any fixed rent having a duration equal to the free rent period, if any, that Landlord in

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its Initial Renewal Rent Notice has indicated it is willing to provide to Tenant
(but Landlord shall not be obligated to offer to provide any such free rent period), and (z) otherwise be on the same terms and conditions as are provided for in the Lease, as amended by this Amendment, for the Renewal Term; and (iii) that such willing landlord would be paying a brokerage commission in respect of such hypothetical renewal equal to the brokerage commission, if any, payable by Landlord to Broker or any other broker to whom a commission may be owing in connection with the Renewal Term.

            (iv) During the sixty (60) day period (the "RENEWAL INITIAL PERIOD") following Tenant's exercise of the Renewal Option (i.e., after Landlord's receipt of the Renewal Notice), Landlord and Tenant shall attempt to agree upon the Renewal Term Fixed Rent for the Renewal Term (including any concessions to be provided in connection therewith), and prior to the expiration of the Renewal Initial Period Landlord shall give Tenant written notice (the "INITIAL RENEWAL RENT NOTICE") containing (i) Landlord's determination of the Renewal Term Fixed Rent for the Renewal Term ("LANDLORD'S RENEWAL RENT DETERMINATION"), (ii) the amount of any work allowance or contribution that Landlord is willing to provide to Tenant (but Landlord shall not be obligated to offer to provide any such work allowance or contribution), and (iii) the duration of any free rent period that Landlord is willing to provide to Tenant (but Landlord shall not be obligated to offer to provide any such free rent period). If Landlord and Tenant fail to agree upon the Renewal Fair Market Fixed Rent for the Renewal Term within the Renewal Initial Period, then Tenant may, by written notice (a "RENEWAL APPRAISAL NOTICE") received by Landlord before the expiration of thirty (30) days after the expiration of the Renewal Initial Period, elect to have the Renewal Fair Market Fixed Rent for the Renewal Term determined by appraisal in accordance with the provisions set forth on Exhibit A annexed hereto. If Landlord does not receive a Renewal Appraisal Notice from Tenant before the expiration of such thirty (30) day period, Tenant and Landlord shall be conclusively deemed to have agreed to Landlord's Renewal Rent Determination, and the Fixed Rent for the Renewal Term shall equal Landlord's Renewal Rent Determination.

            (v) Upon the final determination of the Renewal Fair Market Fixed Rent (by appraisal in accordance with the provisions set forth on Exhibit A annexed hereto or by agreement of Landlord and Tenant), the Renewal Term Fixed Rent for the Renewal Term shall be finally determined. Tenant shall be provided the work allowance, if any, and free rent period, if any, set forth in the Initial Renewal Rent Notice. Any such free rent period shall commence on the first (1st) day of the Renewal Term. Any such work allowance shall be paid to Tenant on account of alterations performed by or on behalf of Tenant in the Demised Premises in accordance with the Lease, as amended by this Amendment, during the Renewal Term, upon Tenant's delivery to Landlord of invoices for such alterations and proof of payment thereof and that no construction liens have been filed in connection therewith.

            (vi) Tenant shall, upon the request of Landlord, execute, acknowledge and deliver to Landlord an instrument or instruments in form reasonably satisfactory to Landlord confirming any terms and conditions of the Lease, as amended by this Amendment, applicable to the Renewal Option or the Renewal Term, including without limitation whether or not the Renewal

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Option has been exercised and the Base Rent for the Renewal Term, but any failure of Tenant to execute, acknowledge and deliver such instrument(s) shall not affect the validity of the Renewal Term or any of the provisions of this
Section 6(b).

     7. Promptly after the execution of this Amendment by Landlord and Tenant, Landlord, at Landlord's sole cost and expense, shall replace carpet, clean the walls, and replace damaged ceiling tiles in the elevator lobbies of the eleventh
(11th) and twelfth (12th) floors of the Building, and repair any leaks in the ceiling of the twelfth (12th) floor of the Building. Such work shall be substantially completed by Landlord within one hundred twenty (120) days after the date of execution and delivery of this Amendment by Landlord and Tenant.

     8. Tenant shall have the option to terminate this Lease on December 31, 2007. Such option shall be exercised only by delivery to Landlord, not later than December 31, 2006, of written notice of Tenant's exercise of such termination option.

     9. If Tenant elects to perform alterations, additions or improvements to the Demised Premises ("ALTERATIONS") at any time after December 31, 2007, provided that (i) such Alterations are performed in accordance with Section 7.03 of the Lease, (ii) Tenant is not then in default, beyond the expiration of any applicable grace or cure period, of any of Tenant's obligations under the Lease (as amended by this Amendment), specifically including but not limited to being current on all rental (i.e., Base Rent, Additional Rent, late charges, etc.) obligations under the Lease, then following completion of any such Alterations Tenant shall be entitled to receive from Landlord reimbursement for the actual out-of-pocket costs incurred by Tenant for such Alterations, up to the maximum total aggregate reimbursement of Two Hundred Forty-Three Thousand Eight Hundred Thirty and 00/100 Dollars ($243,830.00) (the "MID-TERM ALLOWANCE"). The Mid-Term Allowance shall be paid to Tenant upon Tenant's delivery to Landlord of invoices for such Alterations and proof of payment thereof and that no construction liens have been filed in connection therewith. Notwithstanding the foregoing, in the event that, at the time Tenant performs any such Alterations, Tenant shall not have met or exceeded in all respects all of the financial projections for Tenant's business set forth on Exhibit B annexed hereto, then prior to receiving any reimbursement from Landlord, Tenant shall pay to Landlord the amount of the reimbursement being requested by Tenant, which amount shall constitute a security deposit under the Lease, to be held by Landlord as security for the full and punctual performance by Tenant of all of the terms and conditions of the Lease, as amended by this Amendment (such amount, together with any interest earned thereon, if any, being herein called the "SECURITY DEPOSIT"). In respect of the Security Deposit, the following provisions shall apply:

     (a) If Tenant defaults under the Lease, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent or any other sum(s) as to which Tenant is in default or for any sum(s) which Landlord may expend or may be required to expend by reason of Tenant's default pursuant hereto, including any damages or deficiency with respect to the reletting of the Demised Premises, whether accruing before or after summary proceedings or other re-entry by Landlord. In the case of every such use, application or retention, Tenant shall, on demand, pay to Landlord the sum so used, applied or retained such that the Security

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Deposit shall be replenished to its former amount.

     (b) If Tenant shall fully and punctually comply with all of the terms and conditions of this Lease, then the Security Deposit (or portion thereof to which Tenant is entitled) shall be returned or paid over to Tenant within ninety (90) days after the expiration or termination of the Lease and the surrender of the Demised Premises to Landlord in accordance with the terms and provisions of the Lease.

     (c) In the event of a sale or lease of the Building (or the portion thereof containing the Demised Premises), Landlord shall have the right to transfer the security to the vendee or lessee, and Landlord shall IPSO FACTO be released by Tenant from all liability for the return of such security and Tenant agrees to look solely to the new landlord for the return thereof. Except in connection with a permitted assignment of this Lease, Tenant shall not assign or encumber or attempt to assign or encumber the monies deposited as security and Landlord shall not be bound by any such assignment, encumbrance or attempted assignment or encumbrance.

     (d) Provided no Event of Default has theretofore occurred or is then in existence under the Lease, as amended by this Amendment, then, on each anniversary of the date the Security Deposit was initially paid by Tenant hereunder, the amount of the Security Deposit shall be reduced by, and Landlord shall return to Tenant (until the Security Deposit has been completely returned to Tenant), twenty percent (20%) of the original amount thereof.

     10. Notwithstanding anything to the contrary contained in the Lease, as modified by this Amendment, Tenant shall not be required to remove any Alterations at the expiration or termination of the Lease, except that upon notice to Tenant given (i) at the time Landlord grants its approval therefor for Alterations for which Landlord's approval has been granted, or (ii) no later than thirty (30) days prior to the Expiration Date for Alterations for which Landlord's approval has not been granted, Landlord may require Tenant, at Tenant's expense, to remove all or any portion of any Alterations prior to the expiration of this Lease (or within thirty (30) days following the earlier termination hereof).

     11. Tenant shall be entitled, at Tenant's sole cost and expense, to erect a monument sign ("TENANT'S MONUMENT SIGN") on the Land at a location reasonably designated by Landlord and reasonably acceptable to Tenant. Tenant's Monument Sign shall be subject to Landlord's prior written approval as to both location, material, content and design, which approval shall not be unreasonably withheld or delayed. Tenant shall be solely responsible for obtaining all permits and approvals from all applicable governmental authorities required for the erection of Tenant's Monument Sign, but Landlord, at no cost to Landlord, shall reasonably cooperate with Tenant's efforts. The inclusion of this Section 12 in this Amendment shall not constitute a representation on the part of Landlord that Tenant shall be able to obtain such permits and approvals, and Tenant's rights under this Section 12 are specifically conditioned upon Tenant so obtaining such permits and approvals. Unless otherwise agreed by Landlord, Tenant shall remove Tenant's Monument Sign at the expiration or sooner termination of the Lease and restore the location of Tenant's Monument Sign

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to the condition that existed prior to the installation thereof.

     12. In Section 7.03(a) of the Lease, the amount "Twenty Thousand Dollars ($20,000.00) is changed to "Fifty Thousand Dollars ($50,000.00)".

     13. Landlord shall request from any existing or future mortgagee of the Real Estate a Nondisturbance Agreement (as hereinafter defined) with respect to the Lease, as amended by this Amendment. As used herein, the term "NONDISTURBANCE AGREEMENT" shall mean an agreement between Tenant and such mortgagee, pursuant to which such mortgagee agrees that so long as Tenant is not in default under the terms of the Lease (beyond any applicable notice and/or cure period), and provided Tenant attorns to said mortgagee, Tenant's possession of the Demised Premises under and in accordance with the terms of the Lease shall not be disturbed and Tenant's rights under the Lease shall not be affected by a foreclosure of such mortgage, and that, upon such foreclosure or termination, the Lease shall continue as a direct lease between the purchaser in foreclosure, as landlord, and Tenant, as tenant. Tenant agrees to accept the applicable mortgagee's standard form of Nondisturbance Agreement, and to execute such standard form, so long as such standard form provides materially the terms set forth in this Section 14 and/or such other customary terms as are found in typical standard forms of subordination, nondisturbance and attornment agreements of major commercial lenders, and is reasonably acceptable to Tenant.

     14. Tenant represents and warrants to Landlord that Tenant has not dealt with any party to whom a commission might be owing in connection with this Amendment, except for Insignia/Edward S. Gordon Company and Linque Management Company, Inc. (together, "BROKER"), and shall indemnify, defend and hold harmless Landlord from and against the claim of any party other than Broker claiming a commission owing due to its dealings with Tenant in connection with this Amendment. Landlord represents and warrants to Tenant that Landlord has not dealt with any party to whom a commission might be owing in connection with this Amendment, except for Broker, and shall indemnify, defend and hold harmless Tenant from and against the claim of any party, including Broker, claiming a commission owing due to its dealings with Landlord in connection with this Amendment. Landlord shall pay any commission payable to Broker in connection with this Amendment under a separate agreement or agreements.

     15. If there is any conflict between the terms and provisions of the Lease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall prevail. Landlord and Tenant ratify and affirm the Lease as modified by this Amendment. Except as modified by this Amendment, the Lease shall remain unmodified and in full force and effect.

                            [SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment on the day and year first above written.

                                     CIN MEADOWS, L.L.C.,
                                     a Delaware limited liability company

                                     By: CIN Lincoln Independent Corp.,
                                         a Delaware corporation,
                                         as its Managing Member

                                         By: /s/ Jeffrey Chavez
                                            ------------------------------------
                                            Name:  Jeffrey Chavez
                                            Title: Vice President

                                     AXS-ONE, INC. (formerly known as COMPUTRON
                                     SOFTWARE, INC.)
                                     a Delaware corporation

                                     By:  /s/ William Levering
                                         ---------------------------------------
                                         Name:  William Levering
                                         Title: Chief Financial Officer

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                                    EXHIBIT A

                              Appraisal Provisions

     If Tenant shall serve upon Landlord, within the time and in the manner required under Section 6(b) of this Amendment, a Renewal Appraisal Notice, then the Renewal Fair Market Fixed Rent shall be determined by appraisal in accordance with the following:

     1. Tenant, by designation in the Renewal Appraisal Notice, shall appoint an appraiser ("TENANT'S APPRAISER"). Landlord or Tenant shall furnish to Tenant's Appraiser a copy of the Initial Renewal Rent Notice. Within sixty (60) days after the date of Landlord's receipt of the Renewal Appraisal Notice, Tenant shall deliver to Landlord the written good-faith determination of Tenant's Appraiser of the Renewal Fair Market Fixed Rent ("Tenant's Renewal Rent Determination"), based upon the parameters set forth in Section 6(b)(iii) of this Amendment. If Tenant fails to deliver to Landlord Tenant's Renewal Rent Determination before the expiration of such sixty (60) day period, then Tenant and Landlord shall be conclusively deemed to have agreed to Landlord's Renewal Rent Determination, and the Base Rent for the Renewal Term shall equal Landlord's Renewal Rent Determination.

     2. Provided Landlord has received Tenant's Renewal Rent Determination within the time set forth in Paragraph 1 above, Landlord shall notify Tenant in writing whether or not it accepts Tenant's Renewal Rent Determination. If Landlord does not accept Tenant's Renewal Rent Determination, then Landlord and Tenant's Appraiser, within fifteen (15) days after Tenant's receipt of Landlord's written non-acceptance of Tenant's Renewal Rent Determination, shall jointly appoint a mutually agreeable second appraiser who shall be impartial (herein called the "Final Appraiser") and notify Tenant thereof. If Landlord and Tenant's Appraiser fail to agree upon and appoint the Final Appraiser within such 15-day period, then either Landlord or Tenant may request that the American Arbitration Association ("AAA") appoint the Final Appraiser within ten (10) days after such request, and both parties shall be bound by any appointment so made within such 10-day period. If the Final Appraiser shall not have been appointed within such 10-day period, then either Landlord or Tenant may apply to any court having jurisdiction to make such appointment. The Final Appraiser shall subscribe and swear to an oath to fairly and impartially perform his duties hereunder.

     3. Within fifteen (15) days after the appointment of the Final Appraiser, Landlord shall submit a copy of the Initial Renewal Rent Notice to the Final Appraiser, and Tenant shall submit a copy of Tenant's Renewal Rent Determination to the Final Appraiser. If either Landlord or Tenant shall fail to submit such materials in accordance with the provisions of this Paragraph 3 of this Exhibit A, then the Final Appraiser shall notify any party which failed to submit its required materials of its failure (which notice shall refer specifically to this Paragraph 3 of this Exhibit A), and if, in such event, the failing party does not, within a period of ten (10) days after its receipt of such notice, submit its required materials, then (i) if Tenant failed to so submit its required materials, the Base Rent for the Renewal Term shall be determined using Landlord's Renewal Rent Determination, or (ii) if Landlord failed to so submit its required materials, the Base Rent for the

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Renewal Term shall be determined using Tenant's Renewal Rent Determination, and any such determination shall be conclusive and binding upon both Landlord and Tenant.

     4. If both Landlord and Tenant submit their respective required materials in accordance with the provisions of Paragraph 3 of this Exhibit A, then the Final Appraiser, within twenty (20) days after its receipt of both sets of required materials, shall select which of Landlord's Renewal Rent Determination or Tenant's Renewal Rent Determination, in his opinion, more accurately reflects the Renewal Fair Market Fixed Rent, and shall notify Landlord and Tenant of such selection in writing. The Renewal Fair Market Fixed Rent set forth in the selected Renewal Rent Determination shall be conclusive and binding upon both Landlord and Tenant.

     5. The fees and expenses of any such appraisal process shall be borne by the parties equally, except that Landlord shall bear the expense, if any, of the Initial Renewal Rent Notice and Tenant shall bear the expense of Tenant's Appraiser, and each party shall bear the expense of its attorneys and experts.

     6. Tenant's Appraiser and the Final Appraiser each shall be a disinterested person of at least five (5) years experience as a real estate appraiser in the State of New Jersey who shall be a member of the "MAI" society of appraisers and shall have had experience as a broker or appraiser of first-class commercial office real estate in the "Bergen County, New Jersey" office market.

     7. It is expressly understood, and each appraiser shall acknowledge and agree, that any determination of the Renewal Fair Market Fixed Rent shall be based solely on the definition thereof as set forth in Section 6(b)(iii) of this Amendment, including the assumptions and criteria set forth in such definitions. The appraisers shall not have the power to add to, modify or change any such definitions or any other provisions of the Lease, as amended by this Amendment, and the jurisdiction of the appraisers is accordingly limited.

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                                    EXHIBIT B

                         TENANT'S FINANCIAL PROJECTIONS

                                (to be attached)

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